Exhibit 10.1

JOINT DEVELOPMENT AND ENGINEERING SERVICES AGREEMENT

THIS JOINT DEVELOPMENT AND ENGINEERING SERVICES AGREEMENT (this “Agreement”) is entered into, effective as of September 29, 2008 (the “Effective Date”), by and between Kulicke and Soffa Industries, Inc. (“K&S”), a Pennsylvania corporation, and W.C. Heraeus GmbH, a German corporation (the “Purchaser”). The Purchaser and K&S may be referred to herein as a “Party” or the “Parties” as the case may require.

BACKGROUND

The Parties have entered into a certain Master Sale and Purchase Agreement, dated as of July 31, 2008, as amended by Amendment No. 1 dated September 5, 2008 (as amended, the “Purchase Agreement”), pursuant to which the Purchaser has agreed to acquire the Business (as that term is defined in the Purchase Agreement) of K&S. K&S has conducted certain activities, including process engineering and research and development activities related to bonding wire, related to the Business. In order to support the continued development of new and current products in the Business following the Effective Date, the Parties desire to enter into this Agreement, pursuant to which K&S will provide, or cause to be provided, for the time periods and consideration described below, certain of the services that have been provided by or on behalf of K&S to the Business before the Effective Date, and the Parties will jointly develop and test certain new bonding wire technologies.

The execution and delivery of this Agreement is a condition precedent to the closing of the transactions contemplated by the Purchase Agreement.

In consideration of the foregoing and the mutual representations, warranties and covenants set forth in this Agreement, and for other good and valuable consideration, and intending to be legally bound hereby, the Parties agree as follows:

1. Term.

1.1. This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years, subject to earlier termination as provided in Section 9 (the “Initial Term”).

1.2. The Parties may renew this Agreement for an additional term upon written agreement of both parties (any such additional term, together with the Initial Term, the “Term”). If a Party desires to renew the agreement, that Party shall contact the other Party in writing at least ninety (90) days prior to the end of the Initial Term.

2. Purpose of Agreement. This Agreement contemplates certain activities between K&S and Purchaser including (i) K&S providing certain engineering services to Purchaser and (ii) K&S and Purchaser jointly developing and testing certain new bonding wire technologies. Notwithstanding anything to the contrary in this Agreement, K&S may provide any services under this Agreement through any of its subsidiaries, in which case any payment for such services shall be made to the subsidiary providing the service.

3. Engineering and Application Services.

3.1 During the first year following the Effective Date of this Agreement, Purchaser shall pay K&S a monthly fee of US$14,200 for K&S to make available up to two effective full time engineering personnel to assist Purchaser in support of the Business (“Base Support”). The Base Support obligation shall renew annually at the same number of effective full-time engineering personnel and the same monthly fee unless, at least 60 days prior to the applicable renewal anniversary date, (i) Purchaser provides to K&S written notice of intent to terminate, modify the scope of or change the volume of the Base Support or (ii) K&S provides written notice to change the monthly fee for the Base Support. During such 60-day period, the parties shall meet to negotiate in good faith the terms and conditions for Base Support during the following year under this Agreement. In the event Purchaser requires engineering support services beyond the Base Support, Purchaser shall request such services and, upon agreement by K&S, Purchaser shall pay for such services on a time and materials basis at a rate of each engineer’s daily salary and benefits, plus travel and lodging, unless the Parties agree on other terms.

3.2 During the first year following the Effective Date of this Agreement, if K&S requests Purchaser to make available Purchaser’s engineering personnel to assist K&S in support of the Business, and Purchaser agrees, K&S shall pay for such services on a time and materials basis at a rate of each engineer’s daily salary and benefits, plus travel and lodging, unless the Parties agree on other terms following the first year of this Agreement, K&S requests such services of Purchaser, K&S shall provide sixty (60) days notice prior to the first year anniversary of the Agreement (and any subsequent anniversary thereof) of the anticipated scope, extent and required amount of full time personnel for such services, which services shall be provided on a flat monthly fee basis for the following year. The parties shall meet to define and agree to such services and fee prior to each annual renewal thereof under this Agreement.

4. First Access.

4.1. K&S shall provide Purchaser with reasonable access to K&S’s existing wire bonding equipment and tools for the purpose of Purchaser establishing that its new bonding wire products function properly with K&S’s wire bonding equipment and tools. K&S shall also provide Purchaser with the right of first access before any other bonding wire company to any newly-developed K&S wire bonding equipment and tools (“New K&S Products”) to establish that Purchaser’s bonding wire products function properly with the New K&S Products.

4.2. Purchaser shall provide K&S with reasonable access to Purchaser’s new bonding wire products for the purpose of K&S determining that its wire bonding equipment and tools function properly with the Purchaser’s new bonding wire products.

5. Research and Development Projects.

5.1. The Parties shall consider during the Term proposals to work jointly on research and/or development projects for bonding wire development (“R&D Projects”). The Parties shall meet at least once each calendar year to propose and discuss R&D Projects. Either Party may provide the other Party with a written proposal for an R&D Project. The proposal shall set out a deadline of at least sixty (60) days to respond in writing as to whether the other Party wishes to participate on the R&D Project. If the Party receiving the proposal elects to participate in the R&D Project, the Parties shall use reasonable best efforts to agree upon the terms and conditions for the R&D Project, including the activities and materials to be provided by each Party, how the costs and expenses will be borne by the Parties, and whether a royalty will be paid by one party to the other. Any such royalty shall be agreed upon by the Parties prior to work beginning on a proposed R&D Project. The Parties will meet at least quarterly to review the progress of accepted R&D Projects.

5.1.1.	K&S shall not undertake any R&D Project with a bonding wire manufacturer other than Purchaser unless K&S has first offered participation in such R&D Project to Purchaser in accordance with this Agreement and either (i) Purchaser has not elected in writing to participate in such project or (ii) K&S and Purchaser are unable to agree on the terms and conditions of the R&D Project, after good faith negotiations, within sixty (60) days of the date that K&S first offered participation in such R&D Project to Purchaser.

5.1.2.	Purchaser shall not undertake any R&D Project with a wire bonder manufacturer other than K&S unless Purchaser has first offered participation in such R&D Project to K&S in accordance with this Agreement and either (i) K&S has not elected to participate or (ii) K&S and Purchaser are unable to agree on the terms and conditions of the R&D Project, after good faith negotiations, within sixty (60) days of the date that Purchaser first offered participation in such R&D Project to K&S.

5.2. In the event any patents, trademarks, copyrights, trade secrets, know how, novel processes, methods, software, or inventions, whether patentable or not, are jointly conceived, jointly reduced to practice and/or jointly developed by the Parties during or as a result of an R&D Project or otherwise (“Intellectual Property”), unless otherwise agreed to by the Parties, and such Intellectual Property pertaining to bonding wire shall be owned by Purchaser and Intellectual Property pertaining to wire bonding equipment, including capillaries, shall be owned by K&S.

5.3. In the case where Intellectual Property includes aspects that may be considered to pertain to both bonding wire and bonding wire equipment, such Intellectual Property shall be jointly owned by the Parties (the “Joint Intellectual Property”). It shall be the responsibility of the Party that proposed the R&D Project from which the Joint Intellectual Property originated to apply for, secure, and maintain the Joint Intellectual Property. Costs associated with pursuing and securing legal rights to the Joint Intellectual Property shall be borne by. the Party who proposed the R&D Project. If the Party who proposed the R&D Project decides not to pursue the Joint Intellectual Property, it shall inform the other Party in writing within 30 days of such decision, and allow the other Party, at its sole option and cost, to pursue legal rights in the Joint Intellectual Property.

5.4. Licensing of the Joint Intellectual Property shall be permitted only upon the written consent of the Parties, which shall not be unreasonably withheld. Costs of any such licensing effort to be borne solely by the initiating Party. In the case where the parties jointly initiate the licensing effort, costs shall be distributed among the Parties proportional to time and effort expended. Otherwise, revenue derived from licensing the Joint Intellectual Property shall be distributed evenly among the Parties.

5.5. Enforcement of the Joint Intellectual Property, such as the threatening or initiating litigation, shall be permitted only upon the written consent of the Parties, which shall not be unreasonably withheld. Costs of any such enforcement effort, including costs of defending the Joint Intellectual Property, shall be borne solely by the Party initiating the enforcement. Revenue derived from the Joint Intellectual Property based on enforcement shall be allocated to the Party prosecuting the enforcement effort.

5.6. It is expected that the Intellectual Property and Joint Intellectual Property may include confidential information of either or both Parties. In the event that either Party wishes to file for patent protection of a Project Invention, the Parties agree that they each shall not unreasonably refuse to grant the other Party a release from the confidentiality obligations under this Agreement to the extent that such release is necessary to permit filing of a patent application. The Parties agree to fully cooperate with one another and execute all papers deemed necessary or advisable for the filing and prosecution, issuance and maintenance of such patent applications and for providing confirmation of legal title to the inventions, applications, and any patent granted. Unless otherwise agreed, the filing party shall bear all out-of-pocket costs involved with such patents and patenting activity.

6. Wire Purchases.

6.1. During the Term of this Agreement, K&S shall, for its own use in developing and testing wire bonders and tools, purchase bonding wire from Purchaser at Purchaser’s standard selling price for like type and quantity of bonding wire, less any metal margin associated therewith (the “Purchased Wire”). The above purchases shall be dependent on Purchaser timely supplying the bonding wire in accordance with any all terms and conditions set forth in K&S’s standard purchase order.

6.2. In addition, Purchaser agrees and acknowledges that K&S will require delivery of some portion of the Purchased Wire on a “quick turns” basis for customer qualifications of K&S equipment and/or tools. Purchaser shall deliver such Purchased Wire to K&S, at the location specified by K&S, within four (4) business days of receiving the order from K&S. K&S shall use Purchased Wire for all such customer qualifications, provided, however, that, Purchaser is able to supply such wire on a timely basis and K&S’s customer does not require that a different supplier’s wire be used for the qualification.

6.3 In its sales and marketing of wire bonding machinery, K&S shall inform customers that Purchaser is the preferred and recommended source for bonding wire to be used on K&S wire bonders.

6.4 During the Term of this Agreement, Purchaser may, for its own use in developing and testing bonding wire, purchase one of each new generation wire bonder from K&S at K&S’s cost to produce each machine.

6.5 In its sales and marketing of bonding wire, Purchaser shall inform customers that K&S is the preferred and recommended source for wire bonding machinery and tools for the use of Purchaser’s bonding wire.

7. Indemnification. In the context of their collaboration according to this Agreement, neither party shall have any liability toward the other except for damages caused by fraud or by willful misconduct or gross negligence. Each Party assumes full responsibility for the acts or omissions, negligent or otherwise, of its agents, employees, subcontractors, or assignees in the performance of this Agreement and, to that end, indemnifies and holds harmless the other Party for all loss and expense (including reasonable attorney’s fees) resulting from injury or death of any person or from loss or damage to property or the environment from those acts or omissions. Neither Party shall have any liability to the other Party, and shall not be obligated to indemnify the other, for any claims relating to intellectual property.

8. Confidentiality.

8.1. Each Party recognizes that the other Party may disclose to it (orally or in writing) confidential and trade secret information that such Party regards as proprietary. Each Party agrees to maintain and treat as “confidential”, for a period of five (5) years from the date of receipt thereof, all information and documentation received or acquired by it under this Agreement, by any means, as well as any information of the other Party that becomes known to either Party by virtue of the performance of its obligations under this Agreement (the “Confidential Information”). Each Party agrees that it will use the Confidential Information only in connection with the performance of its obligations under this Agreement. Each Party agrees that it will keep the Confidential Information in confidence by using the same degree of care to prevent unauthorized disclosure or use thereof as that Party uses to protect its own confidential information of like nature, but at least reasonable care, and that it will not disclose, directly or indirectly, any item of Confidential Information to any person, without the prior written consent of the other Party, except only to that Party’s employees who need to know the same in the performance of their duties under this Agreement. No right or license either express or implied is granted to either Party under any patent, patent application, trademark, trade secret or any other intellectual property right as a result of such disclosure. The Confidential Information shall at all times remain the property of the disclosing party. The receiving Party shall, at the disclosing Party’s option, promptly return to the disclosing Party upon termination or expiration of this Agreement or upon such party’s request, all Confidential Information, together with all copies or destroy all such information and provide to the disclosing Party a certificate of such destruction signed by a duly authorized officer of the receiving Party.

8.2. The non-disclosure obligations and use restrictions contained in Section 8.1 above shall continue with respect to any item of Confidential Information until such item: (i) is or has become publicly available through a source other than the receiving Party and through no fault of the receiving Party; (ii) was rightfully in the possession of, or rightfully known by the receiving Party, without an obligation to keep it confidential, prior to its receipt; (iii) has been disclosed by an unrelated third Party, through no fault of the receiving Party, without breach of any obligation to keep it confidential; (iv) has been developed independent of any Confidential Information received under this Agreement as proven by written records; or (v) is required to be disclosed pursuant to an order of a duly empowered government agency or a court of competent jurisdiction, provided sufficient advance written notice is provided to the extent practicable, to permit the disclosing party to seek an appropriate protective order unless such notice is prohibited by such order.

8.3. Nonsolicitation.

8.3.1 Unless otherwise agreed to in writing by K&S during the Term, the Purchaser shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other person nor shall it permit any of its subsidiaries, Affiliates or Representatives to, directly or indirectly, call upon any person who is, at the time the person is called upon, an employee of K&S Parties or any Affiliate of K&S Parties, for the purpose or with the intent of soliciting such employee away from or out of the employ of K&S, or employ or offer employment to any person who was or is employed by K&S unless such person shall have ceased to be employed by K&S for a period of at least six months.

8.3.2 Unless otherwise agreed to in writing by the Purchaser, during the Term, K&S shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other person, nor shall it permit any of its subsidiaries, Affiliates or Representatives to, directly or indirectly, call upon any Continuing Employee or any person who is, at the time the person is called upon, an employee of the Purchaser for the purpose or with the intent of soliciting such employee away from or out of the employ of the Purchaser, or employ or offer employment to any person who was or is employed by the Purchaser unless such person shall have ceased to be employed by the Purchaser for a period of at least six months.

8.3.3 This Section 8.4 shall not be deemed to prohibit the Purchaser or K&S from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards current employees of K&S (in the case of the Purchaser ) or the Purchaser (in the case of K&S).

8.4. Noncompetition.

8.4.1 For the Term of this Agreement and for two (2) years thereafter, K&S shall not, and shall cause its Affiliates to not, directly or indirectly, own, manage, engage in, operate, control or have any financial interest in any business that is competitive with the bonding wire business of Purchaser.

8.4.2 For the Term of this Agreement and for two (2) years thereafter, the Purchaser shall not, and shall cause its Affiliates to not, directly or indirectly, own, manage, engage in, operate, control or have any financial interest in any business that is competitive with the wire bonding equipment businesses of K&S.

8.5 If any provision contained in this Section 8 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 8, but this Section 8 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 8 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. K&S and the Purchaser acknowledge that the other could be irreparably harmed by any breach of this Section 8 and that there would be no adequate remedy at law or in damages to compensate the Purchaser or K&S, as applicable, for any such breach. K&S or the Purchaser, as applicable, agrees that the Purchaser shall be entitled to seek injunctive relief requiring specific performance by the other party of this Section 8.

9. Termination.

9.1. Either Party may terminate this Agreement on 90 days written notice to the other Party upon any material breach of a term or condition in this Agreement or under any R&D Project.

9.2. Either Party may terminate an R&D Project on 60 days written notice to the other Party in the event the other party fails to perform a material obligation on the R&D Project, provided that the non-performing party has not cured such non-performance within such 60-day period. Upon termination of an R&D Project under this Section 9.2, the terminating party shall be permitted to work with a third party on the same or a similar R&D Project.

9.3. Sections 5.2 through 5.6 and 8 shall survive termination of this Agreement.

10. Other Terms and Conditions.

10.1. Notwithstanding anything to the contrary set forth in this Agreement, K&S shall be permitted to support and service its equipment and tool customers’ and potential customers’ requirements with respect to the performance of K&S wire bonding equipment and tools, which may include responding to customer requests regarding bonding wire manufactured by companies other than Purchaser.

10.2. This Agreement shall constitute the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes and cancels all previous negotiations, understandings and agreements between the parties regarding the subject matter hereof. No conditions, use of trade, course of dealing, understandings, amendments, modifications or agreement purporting to vary, explain or supplement the terms of this Agreement shall be binding unless hereafter made in writing and signed by K&S and Purchaser.

10.3. Nothing contained herein shall create any legal liability or obligation on the part of any Party to this Agreement for any third party contracts, agreements, obligations or liabilities of the another party, unless a Party to this Agreement expressly assumes such liability or obligation in a signed writing.

10.4. The Parties acknowledge that neither has the authority to obligate or bind the other in any way. No provision of this Agreement shall be construed to create an agency, partnership or joint venture between the Parties hereto.

10.5. This Agreement shall be interpreted in accordance with the laws of the State of New York, without giving effect to its choice or conflict of laws principles.

10.6. No waiver of any of the terms or conditions of this Agreement shall be effective or binding unless such waiver is in writing and is signed by all of the Parties hereto, nor shall this Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by all of the Parties hereto. Waiver by any Party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed a subsequent waiver of the same term, provision or condition.

10.7. In the event any provision in this Agreement shall be deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

10.8. Any notice required or which may be given hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a Party as shall be specified by like notice):

If to K&S:

Kulicke and Soffa Industries, Inc.

1005 Virginia Drive

Ft. Washington, PA 19034

Facsimile: (215) 784-6483

Attention: General Counsel

If to Purchaser:

W.C. Heraeus GmbH

Contact Materials Division

Heraeusstrasse 12-14

63450 Hanau, Germany

Attention: Dr. Nordholm Behrens

10.9. This Agreement and the rights hereunder shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Party, and any attempt to assign or otherwise transfer this Agreement without such consent is null and void.

10.10. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

10.11. Neither party shall be responsible to the other for delay or failure in performance of any of the obligations imposed by this Agreement, provided such delay or failure is the result of, without limitation, fire, flood, windstorm, earthquake, typhoon, tsunami, or other natural disaster, act of God, war, embargo, blockage, intervention of civil or military authorities or other agency of the governments, sabotage, epidemic, riot, explosion, insurrection, civil violence or disobedience, action by governmental authority (whether valid or invalid), strike, lock-outs or other industrial or labor disputes or disturbances occurring with respect to sites for which Services are being provided hereunder, or unavailability of raw materials.

10.12. Each Party hereby covenants and agrees that, at any time from and after the Effective Date, it shall execute and deliver such other documents as may be reasonably required to implement any of the provisions of this Agreement.

10.13. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define,

limit, extend, or describe the scope of this Agreement or the intent of any provision hereof. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders. This Agreement has been negotiated by the respective commercially sophisticated Parties hereto and their attorneys. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing this Agreement to be drafted.

10.14. This Agreement may be executed in multiple copies, each of which shall be deemed an original and together which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by its duly authorized officers as of date first above written.

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ Maurice E. Carson
Name:	Maurice E. Carson
Tile:	Senior Vice President; Chief Financial Officer

W.C. HERAEUS GMBH

By:	/s/ Dr. Peter Koehler	By:	/s/ Dr. Nordholm Behrens
Name:	Dr. Peter Koehler	Name:	Dr. Nordholm Behrens
Title:	Managing Director	Title:	Vice President